Exhibit 23.1


                                          Consent of Independent Auditors


 To the Board of Directors
 American Fire Retardant Corp.


We hereby consent to the incorporation by reference in this Registration Statement of American Fire Retardant Corp. on Form S-8, of our report dated April 11, 2002 and our restated report dated April 11, 2002 and September 12, 2002, (both of which include an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Fire Retardant Corp. for the year ended December 31, 2001, and to all references to our firm included in this Registration Statement.



 HJ Associates & Consultants, LLP
 Salt Lake City, Utah
 April 7, 2003
 ___________________
 ___________________
 ________________